EXHIBIT 10.1

SENIOR MANAGEMENT AGREEMENT

BY AND BETWEEN

ANTARES PHARMA, INC.

AND

ROBERT F. APPLE

SENIOR MANAGEMENT AGREEMENT

SENIOR MANAGEMENT AGREEMENT (the “Agreement”), dated as of February 9, 2006, to be effective as of the 9th day of February 2006 (the “Effective Date”) by and between Antares Pharma, Inc. (the “Company”) and Robert F. Apple (“Executive”).

PRELIMINARY RECITALS

A. The Company is a specialty drug delivery/pharmaceutical company that utilizes its experience and expertise in drug delivery systems to enhance the performance of established and developing pharmaceuticals and currently has three primary delivery platforms (1) transdermal gels, (2) fast-melt tablets, and (3) injection devices (as may be modified or expanded by the Company, any Employer Group Member, or other affiliate during the term of this Agreement, collectively and individually, the “Business”).

B. The Company desires to engage Executive as its Senior Vice President and Chief Financial Officer and such other positions as outlined herein as of the Effective Date, and Executive desires to be so engaged by the Company, as set forth herein.

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

PROVISIONS RELATING TO EMPLOYMENT

1. Employment.

1.1. Engagement; Duties and Powers. The Company agrees to employ Executive, and Executive agrees to accept employment with the Company, as Senior Vice President and Chief Financial Officer (CFO) for the Employment Period (as defined below), in accordance with the terms and conditions of this Agreement. During the Employment Period, Executive shall have such lawful responsibilities, duties and authority as are customarily assigned to such position and shall render such additional services or act in such other capacity for the Company and its affiliates, as the Chief Executive Officer (CEO) may from time to time direct. Executive shall report directly to the CEO. During the Employment Period, Executive shall serve as a member of the Executive Committee. Executive shall perform the lawful duties and carry out the lawful responsibilities assigned to Executive, to the best of Executive’s ability, in a trustworthy, businesslike and efficient manner for the purpose of advancing the business of the Company and shall comply with the Company’s policies and procedures in all material respects. Executive acknowledges that Executive’s duties and responsibilities hereunder will require Executive’s full business time and effort and agrees that, during the Employment Period Executive will not engage in any other business activity or have any business interests which may conflict with or impair the performance of any of Executive’s duties hereunder, except as provided under Exhibit A; provided, that nothing in this Section 1.1 shall be deemed to prohibit Executive from making Permitted Investments (as defined below) or with the prior written permission of the CEO, from serving on corporate, industry, civic, or charitable boards or committees, or delivering lectures, so long as such activities do not interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement or violate Section 4, 5, or 6 of this Agreement. Executive represents and warrants that Executive is not bound by any agreements, contracts, other business commitments or any applicable law that would in any manner limit Executive’s work, effort or activity on behalf of, and while employed by, the Company.

1.2. Employment Period. The engagement of Executive under this Agreement shall begin on the Effective Date and shall continue through and until the second (2nd) anniversary of the Effective Date (the “Initial Period”). Commencing on the second (2nd) anniversary of the Effective Date and on each subsequent anniversary thereof, the term of this Agreement shall automatically renew and extend for an additional consecutive one-year period (each, a “Renewal Period”) unless one of the parties shall deliver a written notice of non-renewal (“Non-Renewal Notice”) to the other party at least sixty (60) days prior to the expiration of the Initial Period or any Renewal Period. The Initial Period and any Renewal Periods are hereinafter collectively referred to as the “Employment Period.” Notwithstanding anything to the contrary contained herein, the Employment Period is subject to termination pursuant to Sections 1.3, 1.4 and 1.5.

1.3. Termination Upon Death. If Executive dies during the Employment Period, this Agreement and Executive’s employment with the Company shall automatically terminate on the date of Executive’s death.

1.4. Termination by the Company. The Company may terminate Executive’s employment and all other positions with the Company upon written notice to Executive at any time (i) due to the Permanent Disability (as defined below) of Executive, (ii) at the time specified in the Non-Renewal Notice delivered by the Company to Executive, (iii) for Cause (as defined below), or (iv) without Cause, for any or no reason.

1.5. Termination by Executive. Executive may terminate his employment and all other positions with the Company at any time (i) for Good Reason (as defined below) or (ii) without Good Reason, for any other or no reason. Notwithstanding the generality of the preceding sentence, in the event that Executive terminates his employment pursuant to this Section 1.5 for any or no reason, Executive shall give thirty (30) days prior written notice to the Company prior to the effectiveness of such resignation of his employment with the Company, and such resignation shall not be effective until the expiration of such notice period, unless such notice is waived by the Company (in which case such resignation shall be effective as of the date of such waiver).

1.6. Certain Definitions. For purposes of this Agreement, the following capitalized terms shall be defined as provided in this Section 1.6.

(a) “Cause” means the occurrence of any of the following events, as determined in the good faith judgment of the Board:

(1) commission by Executive of a felony or a crime involving moral turpitude; or

(2) commission by Executive of an act or omission constituting fraud, dishonesty, disloyalty, or professional misconduct that has caused or could reasonably be expected to have an adverse affect on the Company, its Business or reputation; or

(3) Executive’s violation of any law, regulation or ordinance applicable to the Company, its subsidiaries or the Business that has an adverse affect, or could reasonably be expected to have an adverse affect, on the Company, its Business or reputation; or

(4) Executive’s engagement in willful and serious misconduct in connection with his employment; or

(5) Executive’s failure or refusal to perform (other than by reason of disability) the lawful duties and responsibilities of his employment; or

(6) a breach, non-performance or non-observance by Executive of any material provision of this Agreement or any other material agreement with the Company or any affiliate; or

(7) the existence of any legal or contractual limitation on Executive’s ability to engage in the Business and/or perform his obligations under this Agreement.

(b) “Change in Control” means

(1) an acquisition by an individual, entity or group (excluding a corporation controlled by the existing shareholders of the Company as of such date) of 50% or more of the Company’s then outstanding voting stock or voting securities, but excluding any sale of stock directly by the Company to a third-party investor; (2) a merger or consolidation of the Company, other than a merger or consolidation in which the Company’s shareholders immediately prior to such transaction hold at least 50% of the common interests and voting securities of the resulting company after the merger or consolidation, but excluding a transaction effected merely to reincorporate the Company into another jurisdiction; or (3) a sale of all or substantially all of the assets of the Company into another jurisdiction; or (4) a sale of all or substantially all of the assets of the Company to a purchaser other than an entity in which the existing shareholders immediately prior to the sale hold at least 50% of the common interests and voting securities after the sale.

(c) “Good Reason” shall mean the occurrence of one or more of the events identified in Section 1.6(c)(1) through 1.6(c)(4) without the prior written consent of Executive; provided, that (y) Executive delivers written notice to the Company of his intention to resign from employment due to one or more of such events, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such resignation, and (z) such event or events are not cured by the Company within thirty (30) following delivery of such written notice:

(1) a reduction in Executive’s Base Salary (as defined below); or

(2) a decrease in the target annual bonus below 20% or a decrease in the maximum target annual bonus below 35% of Base Salary for the calendar year; or

(3) a change in the designation of title from Senior Vice President and Chief Financial Officer of the Company or successor entity, unless such change is to a higher title and level of responsibility; or

(4) a relocation of Executive’s principal business location to a location that is sixty (60) miles or more from Center City Philadelphia; or

(5) the failure of the Company to require any successor to the Company to assume, in writing, the obligations of the Company to Executive under this Agreement and any other agreement between the Company and Executive then in effect; or

(6) the Company’s failure to materially comply with the terms of this Agreement; or

(7) the Company’s delivery to Executive of a Non-Renewal Notice under Section 1.2.

(d) “Permanent Disability” shall mean a physical or mental condition that entitles Executive to benefits under the Company’s disability insurance policy, which covers Executive, if any, or, in the absence of any such policy or coverage, a disability that renders Executive unable to fully perform Executive’s duties hereunder, even with reasonable accommodation, for a total period of one hundred eighty (180) consecutive days. The determination of whether Executive has a Permanent Disability will be made pursuant to the Company’s disability insurance policy, which covers Executive, if any, or in the absence of any such policy or coverage, by a qualified independent physician, whose determination of Permanent Disability shall be binding upon the Company and Executive. The qualified independent physician shall be chosen by the Company. The Executive’s failure (other than a failure caused by the Disability) to cooperate with the Company in a determination of Disability shall be treated as the Executive’s voluntary resignation from the Company without Good Reason.

2. Compensation and Benefits.

2.1. Base Salary. During the first twelve (12) month period of the Initial Period, the Company shall pay Executive an annual base salary of not less than Two Hundred Fifty Thousand Dollars ($250,000), payable in twenty-four (24) equal installments of ten thousand four hundred sixteen dollars and sixty-six cents ($10,416.66) and in accordance with the Company’s normal payroll practices. During each successive twelve (12) month period of the Initial Period or during each successive Renewal Period thereafter, Executive’s annual base salary shall be reviewed by the CEO and may be increased (but not decreased) with the approval of the Compensation Committee. For purposes of this Agreement, the annual amount payable to Executive under this Section 2.1, as such amount may be increased hereunder or by the Board from time to time, shall be referred to as the “Base Salary.”

2.2. Bonuses. For each calendar year commencing on or after January 1, 2006 in which the Company employs the Executive, the Executive shall be eligible to receive a target annual bonus targeted at twenty percent (20%) with a maximum of thirty five percent (35%) of his Base Salary for each such calendar year, the exact amount to be established by the CEO with the approval of the Compensation Committee (the “Discretionary Bonus”). The Discretionary Bonus shall be payable based upon achieving business objectives to be determined by the CEO in consultation with the Executive and approved by the Compensation Committee. The business objectives shall be made available to the Executive in writing before the beginning of each calendar year. The Discretionary Bonus shall be payable in cash, shares of the Company stock or in some combination thereof, as determined by the Board in its sole discretion, and shall be paid as soon as reasonably practicable after the end of the calendar year to which it relates but not later than March 15 of the calendar year following the calendar year to which it relates. T he Executive’s Discretionary Bonus for 2006 shall be a pro-rated portion of such bonus based on the number of days remaining in 2006 from and after the Effective Date.

2.3. Compensation After Termination.

(a) Except as provided in Section 2.3(b) hereof, the Company shall have no further obligations hereunder with respect to Executive’s compensation and benefits hereunder from and after the date that Executive’s employment with the Company terminates for any reason other than (i) the payment of (A) any Base Salary accrued and unpaid through the date of said termination, (B) any bonus earned but unpaid for the calendar year preceding the date of such termination, and (C) unreimbursed expenses pursuant to Section 2.4(c) hereof; (ii) the fulfillment of the Company’s obligation as a result of any of Executive’s vested benefits as of the date of such termination under any health or welfare benefit plans maintained by, or contributed to, the Company, in accordance with the terms and conditions of each such plan or program; and (iii) the provision of any benefit required by the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or any other applicable law, rule or regulation. The Company shall continue to have all other rights available hereunder, including, without limitation, all rights under the Restrictive Covenants (as defined below) or at law or in equity.

(b) In addition to the obligations under Section 2.3(a) and subject to Section 11.2 hereof, in the event Executive’s employment is terminated by the Company without

Cause or by the Executive for Good Reason, Executive shall be entitled to receive, for the duration of the Severance Period, continuation of (i) Base Salary and (ii) subject to any employee contribution applicable to the Executive on the date of termination, contribution to the cost of the Executive’s participation in the Company’s group medical and dental plans as required by COBRA, provided that the Executive is entitled to continue such participation under applicable law and plan terms. For purposes of this Section 2.3(b), “Severance Period” shall mean a period equal to six (6) months plus one (1) additional month for each full month of employment that Executive completes after the Effective Date up to additional six (6) months; provided, however, that the Severance Period shall not exceed twelve months.

2.4. Fringe Benefits; Incentive Compensation; Retirement; Welfare Benefits; Expenses.

(a) During the Employment Period, Executive shall be eligible to participate in any fringe benefit, retirement, and health and welfare benefit plans, policies, or arrangements maintained by the Company for its key management employees generally from time to time in accordance with such plans, policies, or arrangements as from time to time are in effect and applicable to key management employees of the Company.

(b) During the Employment Period, the Company shall provide Executive four (4) weeks of paid vacation time per each calendar year on substantially the same terms as offered to other key management employees. Executive shall receive a prorated amount of paid vacation time with respect to any calendar year in which the Executive is employed by the Company for less than twelve (12) months. Upon the successful transition of additional duties and responsibilities, the CEO will increase Executive’s annual vacation period to five (5) weeks per each calendar year.

(c) During the Employment Period, the Company shall reimburse Executive for all ordinary, necessary and reasonable travel and other business expenses incurred by Executive in connection with the performance of Executive’s duties hereunder, in accordance with Company policy. Such reimbursement shall be made upon presentation of itemized expense statements and such other supporting documentation as the Company may reasonably require.

(d) During the Employment Period, the Company will provide to the Executive a car allowance equal to Six Hundred Fifty Dollars ($650) per month.

(e) Indemnification.

(i) The Company shall indemnify the Executive to the fullest extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive, including the cost of legal counsel, in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive being or having been an officer, director, or employee of the Company or any of its subsidiaries or affiliates.

(ii) The Executive shall be covered by officer and director liability insurance in amounts and on terms similar to that afforded to other executives of the Company, from time to time.

2.5. Stock Option Award. As soon as administratively feasible following the execution of this Agreement, the Company shall issue to Executive an option to purchase two hundred and fifty thousand (250,000) shares of the Company’s Common Stock (the “Option”). The agreement memorializing the grant of the Option shall include, at a minimum, the following terms:

(a) The exercise price of such Option shall equal to the fair market value of such Common Stock as of the date of such grant.

(b) The Option shall have a term of no less than five years (subject to the Executive’s continued employment with the Company) and shall vest pro rata on the last day of each month over a period of four years from the Effective Date, but only if the Executive is still employed by the Company as of an applicable vesting date; provided, however, that the Option shall become vested and exercisable upon the occurrence of a Change in Control. The Option shall be an incentive stock option to the extent that it so qualifies and a nonqualified stock option to the extent that it cannot so qualify.

(c) The Option shall be subject to all of the terms and conditions imposed by the applicable equity compensation plan maintained by the Company pursuant to which the Option is granted and the terms of the applicable option award agreement.

2.6. Additional Stock Option Award. As soon as administratively feasible following the execution of this Agreement, the Company shall issue to Executive an option to purchase an additional one hundred and fifty thousand (150,000) shares of the Company’s Common Stock (the “Additional Option”). The agreement memorializing the grant of the Additional Option shall include, at a minimum, the following terms:

(a) The exercise price of such Additional Option shall equal to the fair market value of such Common Stock as of the date of such grant.

(b) The Additional Option shall have a term of no less than five years (subject to the Executive’s continued employment with the Company) and shall vest upon the attainment of performance criteria to be determined by the CEO prior to the Additional Option grant and set forth in the applicable option award agreement; provided, that such portion of the Additional Option which otherwise would have vested based upon the attainment of operational criteria shall become fully vested and exercisable upon the occurrence of a Change in Control; and provided, further, that the portion of the Additional Option which would have otherwise become vested based upon the attainment of specific market price, capitalization or other similar and/or related criteria shall become vested if such specific market price, capitalization or other similar and/or related criteria are attained as a result of the Change in Control. The Additional Option shall be an incentive stock option to the extent that it so qualifies and a nonqualified stock option to the extent that it cannot so qualify.

(c) The Additional Option shall be subject to all of the terms and conditions imposed by the applicable equity compensation plan maintained by the Company pursuant to which the Additional Option is granted and the terms of the applicable option award agreement.

2.7. Stock Award. Subject to the Executive being in the employ of the Company as its Chief Financial Officer at the time of the applicable event, the Executive will be eligible to receive up to an additional two hundred and fifty thousand (250,000) shares of Common Stock of the Company based upon the Board’s determination that the Executive has achieved one or more performance goals determined by the CEO in consultation with the Executive and approved by the Compensation Committee; provided, however, that such portion of such shares which otherwise would have been issued based upon the attainment of operational criteria shall be issued in connection with such Change in Control; and provided, further, that the portion of the shares which would have otherwise been issued based upon the attainment of specific market price, capitalization or other similar and/or related criteria shall be issued if such specific market price, capitalization or other similar and/or related criteria are attained as a result of the Change in Control. Any such shares issued to the Executive shall be vested upon issuance and subject to such additional terms and conditions imposed thereon at the time of issuance (including, without limitation, the terms and conditions imposed by the applicable equity compensation plan maintained by the Company pursuant to which such shares are issued and the terms of the applicable award agreement).

2.8. Taxes. All compensation payable to Executive from the Company or its affiliates shall be subject to all applicable withholding taxes, normal payroll withholding and any other amounts required by law to be withheld.

PROVISIONS RELATING TO RESTRICTIVE COVENANTS

3. General Provisions.

3.1. Executive’s Acknowledgment. Executive agrees and acknowledges that in order to assure the Company and its subsidiaries (each, an “Employer Group Member,” and collectively, the “Employer Group”) that they will retain its value and that of the Business as a going concern, it is necessary that Executive undertake not to utilize Executive’s special knowledge of the Business and Executive’s relationships with customers to compete with any Employer Group Member. Executive further acknowledges that:

(a) Executive is engaged in, is knowledgeable about, and provides services in connection with all aspects of the Business;

(b) Executive will occupy a position of trust and confidence with the Company during the Employment Period;

(c) the agreements and covenants contained in Sections 4, 5, 6, 7, and 8 are essential to protect the Employer Group and the goodwill of the Business; and

(d) Executive’s employment with the Company has special, unique and extraordinary value to the Employer Group and each Employer Group Member would be irreparably damaged if Executive were to violate the provisions of Sections 4, 5, 6, 7, and 8 of this Agreement.

3.2. Blue-Pencil. If any court of competent jurisdiction shall at any time deem the term of any Restrictive Covenant too lengthy, the Territory (as defined below) too extensive or the scope or subject matter of any Restrictive Covenant exceeds the limitations imposed by applicable law, the parties agree that the affected provisions shall be amended to the minimum extent necessary such that the provision is enforceable or permissible by such applicable law.

4. Non-Compete During the period commencing on the Effective Date and continuing until the last day of the Restricted Period, Executive shall not, directly or indirectly, as employee, agent, consultant, equityholder, director, manager, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any Person), or otherwise assist any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage anywhere in the world (the “Territory”) in any business competing with the Business, unless the Board expressly and in its sole discretion waives in writing Executive’s compliance with this Section 4; provided, however, that nothing contained herein shall be construed to prevent Executive from investing in the stock of any corporation listed on a national securities exchange or traded in the over-the-counter market so long as Executive is not involved in the business of said corporation and Executive does not own more than five percent (5%) of the stock of such corporation (a “Permitted Investment”). With respect to the Territory, Executive specifically acknowledges that the Business has heretofore been conducted throughout the world. For purposes of this Agreement, the term “Restricted Period” shall mean: (1) in the event Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, the Severance Period or (2) in the event the Executive’s employment is terminated for any reason other than by the Company without Cause or by the Executive for Good Reason, the twelve month period immediately following the Executive’s last day of employment with the Company.

5. Confidential Information. As a condition to the commencement of his employment hereunder, Executive agrees to enter into the Company’s standard Confidential Information and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit B (the “Confidential Information Agreement”), prior to commencing employment hereunder. The Executive hereby agrees that, during the term of the Agreement and thereafter, he will hold in strict confidence any proprietary or Confidential Information related to the Company and its affiliates, except that he may disclose such information pursuant to law, court order, regulation or similar order. For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Company or any of its affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or customers’ or trade secrets. The Executive hereby agrees that, upon the termination of this Agreement, he shall not take, without the prior written consent of the Company, any document (in whatever form) of the Company or its affiliates, which is of a confidential nature relating to the Company or its affiliates, or, without limitation, relating to its or their methods of distribution, or any description of any formulas or secret processes and will return any such information (in whatever form) then in his possession. The Executive shall promptly, but in no event later than five days after the earlier of accepting an offer of employment or commencing any employment during the 12 month period following the date of Executive’s termination, inform the Company of the identity of the Executive’s employer. The Executive shall at the same time inform the Executive’s new employer of the Executive’s obligations and restrictions under this Section 5 and shall give notice to the Company of the Executive’s fulfillment of that obligation.

6. Interference with Relationships. Executive hereby agrees that during the period commencing on the Effective Date and ending on the last day of the Restricted Period, Executive shall not, directly or indirectly, as employee, agent, consultant, equityholder, director, manager, co-partner or in any other individual or representative capacity: (i) without the prior written consent of the Board, recruit, hire or solicit for employment or engagement, any person who is (or was within twelve (12) months of the date such solicitation commences or occurs, as the case may be) employed or engaged by any Employer Group Member, or otherwise seek to influence or alter any such person’s relationship with such Employer Group Member, or (ii) without the prior written consent of the Board, solicit, contact, or attempt to solicit or contact, or conduct business with (A) any client or customer doing business with any Employer Group Member, as of the date of the termination of Executive’s employment or within the twelve (12) month period prior to such termination, with whom or which Executive had any contact or involvement during Executive’s employment with the Company; or (B) any prospective client or customer of any Employer Group Member whom or which is a prospective client of such Employer Group Member as of the date of the termination of Executive’s employment and with whom or which Executive had any contact or involvement during Executive’s employment with the Company.

7. Business Disparagement. Neither Executive nor Company shall, directly or indirectly, make disparaging remarks about the other party (or the Employer Group Member, in case of the Company), its or their affiliates or any of its or their respective directors, officers or employees.

8. Legal Processes. In the event that Executive or any of his representatives are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Confidential Information, Executive will notify the Company immediately so that the Company may seek a protective order or other appropriate remedy at its sole cost. In the event that no such protective order or other remedy is obtained, or that the Company waives compliance with the terms of Section 5, Executive or the representative will furnish only that portion of the Confidential Information which Executive or his representatives is legally required to disclose and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

MISCELLANEOUS PROVISIONS

9. Effect on Termination. If, for any reason, Executive’s employment with the Company shall terminate, then, notwithstanding such termination, the provisions of this Section 9 and Sections 2.3, 2.5, 2.6, 2.7, 3, 4, 5, 6, 7, 8, 10, and 11 hereof shall remain in full force and effect.

10. Non-Exclusive Remedy for Restrictive Covenants. Executive acknowledges and agrees that the covenants set forth in Sections 4, 5, 6, 7, and 8 of this Agreement (collectively, the “Restrictive Covenants”) are reasonable and necessary for the protection of the Employer Group Members’ business interests, that irreparable injury will result to the Employer Group if Executive breaches any of the terms of the Restrictive Covenants, and that in the event of Executive’s actual or threatened breach or non-performance of any of the Restrictive Covenants, the Employer Group will have no adequate remedy at law. Executive accordingly agrees that in the event of any actual or threatened breach or non-performance by Executive of any of the Restrictive Covenants, each Employer Group Member shall be entitled to injunctive and other equitable relief from any court of competent jurisdiction, without the necessity of showing actual monetary damages or the posting of a bond or other security. Nothing contained herein shall be construed as prohibiting any Employer Group Member from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.

11. Miscellaneous.

11.1. Income Tax Treatment. Executive and the Company acknowledge that it is the intention of the Company to deduct all amounts paid under Section 2 hereof as ordinary and necessary business expenses for income tax purposes; subject, however, to any limitations set forth in applicable laws. Executive agrees and represents that Executive will treat all amounts paid hereunder as required by applicable law.

11.2. Release. Executive acknowledges and agrees that Executive’s right to receive severance pay and other benefits pursuant to Section 2.3(b) of this Agreement is contingent upon Executive’s compliance with the Restrictive Covenants and Executive’s execution and acceptance of the terms and conditions of, and the effectiveness of, a release in substantially the form attached hereto as Exhibit C (the “Release”). If Executive fails to comply with the Restrictive Covenants or if Executive fails to execute the Release during the time period set forth in such Release or revokes the Release during the seven (7) day period following Executive’s execution of the Release, then Executive shall not be entitled to any severance payments or other benefits to which Executive would otherwise be entitled under Section 2.3(b).

11.3. Assignment. Executive may not assign any of Executive’s rights or obligations hereunder without the written consent of the Company. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In the event of Executive’s death prior to completion by the Company of all payments due under this Agreement, the Company shall make all such payments to Executive’s beneficiary or to Executive’s estate as appropriate.

11.4. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity and without invalidating the remainder of this Agreement.

11.5. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

11.6. Descriptive Headings; Interpretation. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement shall be by way of example rather than by limitation. The use of the words “or,” “either” or “any” shall not be exclusive.

11.7. Parachute Payments. Payments under this Agreement shall be made without regard to whether the deductibility of such payments (or any other payments) would be limited or precluded by Section 280G of the Internal Revenue Code of 1986 (the “Code”) and without regard to whether such payments would subject the Executive to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code; provided, however, that if the Total After-Tax Payments (as defined below) would be increased by the limitation or elimination of any amount payable under this Agreement, then amounts payable under this Agreement will be reduced to the extent necessary to maximize the Total After-Tax Payments. The determination of whether and to what extent payments under this Agreement are required to be reduced in accordance with the preceding sentence will be made at the Company’s expense by an independent, certified public accountant selected by the Executive and reasonably acceptable to the Company. In the event of any underpayment or overpayment under this Agreement (as determined after the application of this Section 11.7), the amount of such underpayment or overpayment will be immediately paid by the Company to the Executive or refunded by the Executive to the Company, as the case may be. For purposes of this Agreement, “Total After-Tax Payments” means the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of Executive (whether made hereunder or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code).

11.8. Internal Revenue Code Section 409A. Notwithstanding anything to the contrary in this Agreement, to the extent required to comply with Section 409A of the Code, if the Executive is deemed to be a “specified employee” for purposes of Section 409A(a)(2)(B) of the Code, the Executive agrees that the payments and benefits due to the Executive under this Agreement in connection with a termination of the Executive’s employment hereunder that would otherwise have been payable at any time during the six-month period immediately following such termination of employment shall not be paid prior to, and shall instead be payable in a lump sum as soon as practicable following, the expiration of such six-month period. In light of the uncertainty surrounding the application of Section 409A of the Code, the Company cannot make any guarantee as to the treatment under Section 409A of the Code of any payments made or benefits provided under this Agreement.

11.9. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally to the recipient, (ii) sent to the recipient by reputable express overnight courier service (charges prepaid), or (iii) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day). Such notices, demands and other communications shall be sent to the addresses indicated below:

To the Company:	Antares Pharma, Inc.
707 Eagleview Boulevard
Suite 414
Exton, PA 19341
Attention: Chief Executive Officer
Facsimile: (610) 458-0756

with a copy to:	Pepper Hamilton LLP
400 Berwyn Park
899 Cassatt Road
Berwyn, PA 19312
Attention: Jonathan Clark
Facsimile: (610) 640-7835

To Executive:	To the address on file with the Company.

or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Date of service of such notice shall be (x) the date such notice is personally delivered, (y) one (1) day after the date of delivery to the express overnight courier if sent by express overnight courier or (z) the same day, if telecopied before 5:00 p.m. Philadelphia, Pennsylvania time on a Business Day, and otherwise on the next Business Day after the date of transmittal by telecopy.

11.10. Preamble; Preliminary Recitals. The Preliminary Recitals set forth in the Preamble hereto are hereby incorporated and made part of this Agreement.

11.11. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement sets forth the entire understanding of the parties, and supersede and preempt all prior oral or written understandings and agreements with respect to the subject matter hereof.

11.12. Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the Commonwealth of Pennsylvania without giving effect to provisions thereof regarding conflict of laws.

11.13. Arbitration. Without limiting the provisions of Section 10 hereof, any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or its interpretation or any agreements relating hereto or contemplated herein or the interpretation, breach, termination, validity or invalidity hereof shall be settled exclusively and finally by arbitration; provided that the Company shall be required to submit claims for injunctive relief to enforce the Restrictive Covenants to arbitration. Arbitration shall be held in Philadelphia, Pennsylvania, in accordance with the then prevailing National Rules for the Resolution of Employment Disputes of the American Arbitration Association by a single arbitrator. Any party may initiate arbitration by giving the other party written notice of the commencement of arbitration. To the extent not inconsistent with other provisions of this Section 11, the arbitration procedure shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, and the award rendered by the arbitrator shall be final and binding on the parties and may be entered in any court having jurisdiction. Each party shall have discovery rights as provided by the Federal Rules of Civil Procedure; provided, however, that all such discovery shall be commenced and concluded within 90 days of the initiation of arbitration. It is the intent of the parties that any arbitration shall be concluded as quickly as reasonably practicable. Unless the parties otherwise agree, once commenced, the hearing on the disputed matters shall be held four days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrator shall use all reasonable efforts to issue the final award or awards within a period of five business days after closure of the proceedings. Failure of the arbitrator to meet the time limits of this Section 11 shall not be a basis for challenging the award. The parties waive any claim to any damages in the nature of punitive, exemplary or statutory damages in excess of compensatory damages, or any form of damages in excess of compensatory damages, and the arbitrator is specifically divested of any power to award damages in the nature of punitive, exemplary or statutory damages in excess of compensatory damages, or any form of damages in excess of compensatory damages. Each party shall bear its own costs and attorneys’ fees in connection with the arbitration and shall share equally the fees and expenses of the arbitrator. The arbitration award shall be paid within 30 days after the award has been made. Each party agrees that any legal proceeding instituted to enforce an arbitration award hereunder will be brought in a court of competent jurisdiction (either state or federal) in Philadelphia, Pennsylvania, and hereby submits to personal jurisdiction of such courts and irrevocably waives any objection as to venue in such courts, and further agrees not to plead or claim in any such court that any such proceeding has been brought in an inconvenient forum.

11.14. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

11.15. Amendment and Waivers. Any provisions of the Agreement may be amended or waived only with the prior written consent of the Company and Executive.

11.16. Third Parties. The parties hereto acknowledge and agree that certain provisions of this Agreement are intended for the benefit of the Employer Group Members (other than the Company), that such entities are third-party beneficiaries of this Agreement and that provisions of this Agreement shall be enforceable by such persons as provided herein.

11.16 Set-off; Mitigation. The Company’s obligations hereunder shall not be affected by any set-off or other claim the Company may have against Executive. Executive shall not be obligated to seek other employment or take any action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and any compensation received by Executive subsequent to Executive’s termination of employment with the Company shall not reduce any amounts due to Executive from the Company hereunder or otherwise.

[signature page follows]

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND, the parties hereto have executed this Senior Management Agreement as of the day and year first above written.

ANTARES PHARMA, INC.

/s/ Jack E. Stover
By:	Jack E. Stover
Its:	Chief Executive Officer

EXECUTIVE

/s/ Robert F. Apple
Robert F. Apple

Exhibit A

The Executive shall be permitted to provide consulting services to Salix Pharmaceuticals Ltd. (formerly InKine Pharmaceutical Company, Inc.), as provided in the Transition Agreement by and between Executive and Salix Pharmaceuticals Ltd. dated July 23, 2005, for the period beginning with the Effective Date and ending not later than June 30, 2006; provided, however, that Executive shall cease to provide such consulting services if notified in writing by the CEO that the CEO has determined that such services are interfering with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement or violate Section 4, 5, or 6 of this Agreement or conflict with his duties or responsibilities to the Company. Executive represents that he has provided a copy of the Transition Agreement to the Company prior to the Effective Date.

Exhibit B

[Confidentiality Agreement]

Exhibit C

FORM OF RELEASE OF ALL CLAIMS

This Release is made as of                      (“Release”), by and between Robert F. Apple (“Executive”) and Antares Pharma, Inc. (the “Company”).

WHEREAS, the Company and Executive are parties to a Senior Management Agreement dated as of January     , 2006 (the “Senior Management Agreement”);

WHEREAS, the execution of this Release is a condition precedent to the payment of severance as set forth in Section 2.3(b) of the Senior Management Agreement;

WHEREAS, in consideration for Executive’s signing of this Release, the Company will provide Executive with severance benefits pursuant to Section 2.3(b) of the Senior Management Agreement; and

WHEREAS, Executive and the Company intend that this Release shall be in full satisfaction of the obligations described in this Release owed to Executive by the Company, including those under the Senior Management Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the Company and Executive agree as follows:

1. Executive, for himself, Executive’s spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge the Company and each of its respective agents, subsidiaries, parents, affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to: (a) Executive’s employment with the Company and any of its affiliates; (b) the termination of Executive’s employment with the Company and any of its affiliates; (c) any obligations under Company plans and programs in which Executive participated and under which Executive has accrued and become entitled to a benefit, or (d) the Senior Management Agreement. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the Senior Management Agreement and any claims under any stock option agreements between Executive, on the one hand, and the Company or any of its affiliates, on the other hand) and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including the Age Discrimination in Employment Act

(“ADEA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Pennsylvania Human Relations Act or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Releasers may claim existed with Releasees. This also includes a release of any claims for wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with the Company or any of its affiliates or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. Notwithstanding anything contained herein to the contrary, this release and waiver does not apply to: (i) any right to indemnification as may exist under the charter or bylaws of the Company; (ii) the right to receive Severance Benefits under Section 2.3(b) of the Senior Management Agreement and the right to reimbursement of expenses under Section 2.4(c) of the Senior Management Agreement; (iii) any obligations under Company plans and programs in which Executive participated and under which Executive has accrued and become entitled to a benefit and (iv) right to continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act.

2. Excluded from this Release and waiver are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Executive does, however, waive Executive’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive’s behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.

3. Executive agrees never to seek personal recovery from Releasees in any forum for any claim covered by the above waiver and release language, except that Executive may bring a claim under the ADEA to challenge this Release. If Executive violates this Release by suing Releasees, other than under the ADEA or as otherwise set forth in Section 1 hereof, Executive shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Nothing in this Release is intended to reflect any party’s belief that Executive’s waiver of claims under ADEA is invalid or unenforceable, it being the intent of the parties that such claims are waived.

4. Executive acknowledges and recites that:

(a) Executive has executed this Release knowingly and voluntarily;

(b) Executive has read and understands this Release in its entirety;

(c) Executive has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice Executive wishes with respect to the terms of this Release before executing it;

(d) Executive’s execution of this Release has not been forced by any employee or agent of the Company, and Executive has had an opportunity to negotiate about the terms of this Release; and

(e) Executive has been offered 21 calendar days after the date that Executive ceases to be employed by the Company to consider this Release and its terms before executing it.1

5. This Release shall be governed by the internal laws (and not the choice of laws) of the Commonwealth of Pennsylvania, except for the application of pre-emptive Federal law.

6. Executive shall have 7 days from the date he executes this Release to revoke his waiver of any ADEA claims by providing written notice of the revocation to the Company, as provided in Section 11.2 of the Senior Management Agreement. In the event of such revocation, the terms of Section 11.2 of the Senior Management Agreement shall govern.

7. Defined terms not defined in this Release have the meanings given in the Senior Management Agreement.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date:
Executive

1	In the event the Company determines that Executive’s termination constitutes “an exit incentive or other employment termination program offered to a group or class of employees” under the ADEA, the Company will provide Executive with: (1) 45 days to consider the Release; and (2) the disclosure schedules required for an effective release under the ADEA.